Exhibit 99.1

Schlumberger Announces Second-Quarter 2008 Results

HOUSTON, July 18, 2008 – Schlumberger Limited (NYSE:SLB) today reported second-quarter revenue of $6.75 billion versus $6.29 billion in the first quarter of 2008, and $5.64 billion in the second quarter of 2007.

Income from continuing operations was $1.42 billion—an increase of 9% sequentially and 13% year-on-year. Diluted earnings-per-share from continuing operations was $1.16 versus $1.06 in the previous quarter, and $1.02 in the second quarter of 2007.

Oilfield Services revenue of $6.07 billion increased 8% sequentially and 22% year-on-year. Pretax segment operating income of $1.70 billion increased 13% sequentially and 13% year-on-year.

WesternGeco revenue of $671 million decreased 1% compared to the prior quarter but increased 1% year-on-year. Pretax segment operating income of $196 million was flat sequentially but decreased 9% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “Strong sequential growth throughout the Eastern Hemisphere led to improved margin performance in all Areas except North America, where the effects of strong growth in the lower forty-eight states and the US Gulf of Mexico were more than offset by a prolonged spring break-up in Canada.

Growth was helped by increased drilling efficiency in the North Sea, improved performance and lower start-up costs on IPM projects in Mexico and Russia, and a favorable exploration mix, particularly in the North Sea, eastern Siberia and South East Asia. The quarter also saw increased demand for well-placement technologies and rigless work as operators strive to increase production from existing fields.

At WesternGeco, sequential revenue growth was essentially flat as increases in Multiclient sales and Data Processing activity were offset by the seasonal drop in Marine activity. Significant increases were recorded in the backlog for land operations and marine bidding activity remained robust.

Bidding activity during the quarter at Oilfield Services was also strong, particularly for Drilling & Measurements, Wireline, and Testing Services. This led to a number of significant contract awards, particularly in the area of drilling services where advances in rotary-steerable systems and well- placement technologies, coupled with increased reliability, are critical to operators in today’s environment of very high spread costs for offshore rigs.

-More-

Schlumberger Announces Second-Quarter 2008 Results, page 2

At the beginning of the year we predicted a more complex growth pattern for 2008. Notably, we were uncertain of the evolution of North American natural gas activity and the extent to which delays in the completion of new build offshore rigs would affect growth. We anticipated solid increases in the Eastern Hemisphere land rig count.

At the half year, the uncertainty around the direction of natural gas drilling in North America has been removed and extremely high commodity prices have led operators to increase their budgets overseas. We anticipate that approximately 35 new offshore rigs will enter the fleet in the remaining half of the year. The overseas land rig count has evolved much as we predicted. It appears that customers are responding vigorously to current commodity price levels.

In the longer term, we remain convinced that absent a deep worldwide recession leading to a steep drop in demand, higher levels of investment will have to be sustained to bring some equilibrium to the market. We therefore re-iterate our “stronger for longer” view of the current cycle of exploration and production spending. It is significant that during the quarter the industry estimated an additional 28 new offshore rigs were ordered from shipyards with delivery dates out to 2012—increasing the total on order to more than 180.”

Other Events

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During the second quarter, Schlumberger repurchased 5.45 million shares of common stock at an average price of $101.90 for a total of $555 million. This completed the 40-million-share repurchase program announced in 2006 and included $235 million of common stock repurchased under the $8-billion repurchase program approved by the Board of Directors on April 17, 2008.

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Also during the second quarter, Sword Canada Acquisition Corp., an acquisition company indirectly and jointly owned by Schlumberger Limited and First Reserve Corporation, entered into an agreement to purchase all of the issued and outstanding common shares of Calgary-based Saxon Energy Services Inc. Schlumberger has enjoyed a long association with Saxon, including operating joint ventures in Mexico and Colombia which deliver services locally to Schlumberger. Saxon shareholders approved the transaction on July 15, 2008. The transaction is expected to close by the end of August 2008.

Schlumberger Announces Second-Quarter 2008 Results, page 3

Consolidated Statement of Income

			(Stated in thousands except per share amounts)

	Second Quarter		Six Months
For Periods Ended June 30	2008	2007	2008	2007
Revenue	$6,746,148	$5,638,762	$13,036,021	$11,103,167
Interest and other income (1)	96,997	97,484	199,227	181,107
Expenses
Cost of goods sold and services	4,608,879	3,736,871	8,967,174	7,359,215
Research & engineering	197,374	174,679	388,405	341,777
Marketing	25,871	19,998	48,839	36,681
General & administrative	146,130	119,066	284,462	238,316
Interest	61,354	66,270	127,395	134,417

Income from Continuing Operations before taxes and minority interest	1,803,537	1,619,362	3,418,973	3,173,868
Taxes on income	377,731	360,883	686,318	734,562

Income from Continuing Operations before minority interest	1,425,806	1,258,479	2,732,655	2,439,306
Minority interest	(5,811)	—	(12,206)	—

Income from Continuing Operations	1,419,995	1,258,479	2,720,449	2,439,306
Income from Discontinued Operations	—	—	37,850	—

Net Income	$1,419,995	$1,258,479	$2,758,299	$2,439,306

Diluted Earnings Per Share
Income from Continuing Operations	$1.16	$1.02	$2.22	$1.98
Income from Discontinued Operations	—	—	0.03	—

Net Income	$1.16	$1.02	$2.25	$1.98

Average shares outstanding	1,195,162	1,184,243	1,195,578	1,181,348
Average shares outstanding assuming dilution	1,230,229	1,240,911	1,231,009	1,237,814
Depreciation & amortization included in expenses (2)	$555,852	$460,932	$1,072,541	$901,909

1)	Includes interest income of:

Second Quarter 2008 - $25 million (2007 - $35 million)

Six months 2008 - $63 million (2007 - $70 million)

2)	Including Multiclient seismic data costs.

Schlumberger Announces Second-Quarter 2008 Results, page 4

Condensed Balance Sheet

		(Stated in thousands)

	Jun. 30, 2008	Dec. 31, 2007
Assets
Current Assets
Cash and short-term investments	$2,899,893	$3,169,033
Other current assets	8,997,405	7,886,350

	11,897,298	11,055,383
Fixed income investments, held to maturity	448,687	440,127
Fixed assets	8,826,709	8,007,991
Multiclient seismic data	270,047	182,282
Goodwill	5,340,115	5,142,083
Other assets	3,212,083	3,025,506

	$29,994,939	$27,853,372

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$4,768,554	$4,550,728
Estimated liability for taxes on income	961,270	1,071,889
Bank loans and current portion of long-term debt	1,248,099	1,318,227
Convertible debentures	—	353,408
Dividend payable	253,522	210,599

	7,231,445	7,504,851
Convertible debentures	360,730	415,897
Other long-term debt	3,757,749	3,378,569
Postretirement benefits	837,466	840,311
Other liabilities	769,880	775,975

	12,957,270	12,915,603
Minority interest	61,253	61,881
Stockholders’ Equity	16,976,416	14,875,888

	$29,994,939	$27,853,372

Schlumberger Announces Second-Quarter 2008 Results, page 5

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger indebtedness by reflecting cash and investments that could be used to repay debt. Details of Net Debt follow:

(Stated in millions)
Six Months	2008
Net Debt, January 1, 2008	$(1,857)
Net income	2,758
Depreciation and amortization	1,073
Excess of equity income over dividends received	(119)
Increase in working capital requirements	(907)
Capital expenditure (1)	(1,833)
Dividends paid	(460)
Proceeds from employee stock plans	234
Stock repurchase program	(1,119)
Business acquisitions	(182)
Conversion of debentures	408
Other	6
Translation effect on net debt	(20)

Net Debt, June 30, 2008	$(2,018)

Components of Net Debt	Jun. 30, 2008	Dec. 31, 2007
Cash and short-term investments	$2,900	$3,169
Fixed income investments, held to maturity	449	440
Bank loans and current portion of long-term debt	(1,248)	(1,318)
Convertible debentures	(361)	(769)
Other long-term debt	(3,758)	(3,379)

	$(2,018)	$(1,857)

(1)	Including Multiclient seismic data expenditure.

Schlumberger Announces Second-Quarter 2008 Results, page 6

Business Review

(Stated in millions)
	Second Quarter			Six Months
	2008	2007	% chg	2008	2007	% chg
Oilfield Services
Revenue	$6,066	$4,974	22%	$11,671	$9,733	20%

Pretax Operating Income	$1,704	$1,513	13%	$3,206	$2,918	10%

WesternGeco
Revenue	$671	$665	1%	$1,347	$1,370	(2)%

Pretax Operating Income	$196	$216	(9)%	$393	$482	(19)%

Pretax operating income represents the segments’ income before taxes and minority interest. The pretax operating income excludes corporate expenses, interest income, interest expense, amortization of certain intangible assets, interest on postretirement medical benefits and stock-based compensation costs, as these items are not allocated to the segments.

Schlumberger Announces Second-Quarter 2008 Results, page 7

Oilfield Services

Second-quarter revenue of $6.07 billion was 8% higher sequentially and 22% higher year-on-year. Sequential revenue increases were recorded across all Areas most notably in the North Sea, US land West, Mexico/Central America, US land Central, Arabian, and Peru/Colombia/Ecuador GeoMarkets*. In addition, double-digit growth rates were recorded by the China/Japan/Korea, Thailand/Vietnam, Australia/Papua New Guinea, US land North, and US Gulf Coast GeoMarkets. Across all Areas demand was particularly strong for Drilling & Measurements, Well Services, and Testing Services technologies.

Second-quarter pretax operating income of $1.70 billion increased 13% sequentially and 13% year-on-year. Pretax operating margin increased 129 basis points (bps) to reach 28.1%. The sequential increase was mainly driven by stronger demand for high-margin technologies in the North Sea and US Gulf Coast GeoMarkets, increased demand for higher-margin Wireline and Well Services technologies in the Arabian GeoMarket together with higher operating leverage in the US land GeoMarkets. Growth was also recorded due to increased demand for higher-margin Drilling & Measurements and Wireline technologies offshore, and lower Integrated Project Management (IPM) project start-up costs on land in Mexico/Central America. These increases were partially offset by the impact of the seasonal slowdown of activity in Canada following the spring break-up.

During the quarter, Schlumberger acquired the business of Extreme Engineering Limited, a leading supplier of unmanned measurements-while-drilling (MWD) systems. The Calgary-based company supplies high-efficiency, cost-effective onshore services across the US and Canada and is expected to help facilitate the rapid uptake of rotary-steerable systems technology within the US and Canada land markets.

To adapt the Schlumberger GeoMarket structure to expanding activity levels worldwide, new GeoMarket assignments have been established in Latin America and Europe/CIS/Africa, bringing the total number to 33. The GeoMarket structure brings together geographically focused teams to meet local needs and deliver customized solutions while enabling Schlumberger to deploy technology consistently on a global level.

North America

Revenue of $1.44 billion increased 1% sequentially and 7% year-on-year. Pretax operating income of $344 million decreased 5% sequentially and 18% year-on-year.

Sequentially, the US land GeoMarkets recorded strong revenue increases driven by robust demand for Well Services and Wireline technologies in addition to a rebound in activity following the end of seasonal winter weather restrictions. The US Gulf Coast registered strong growth from demand for Drilling & Measurements services and a surge in Completions product sales. These increases were largely offset by the significant seasonal slowdown of activity in Canada.

Pretax operating margin for the Area decreased sequentially to 23.9% as the higher operating leverage in the US land, and the strong demand for high-margin technologies in the US Gulf Coast GeoMarkets, were more than offset by the seasonal slowdown in Canada.

Schlumberger Announces Second-Quarter 2008 Results, page 8

In Oklahoma, Schlumberger simultaneously fractured four Continental Resources Woodford Shale horizontal wells while monitoring operations with the Well Services StimMAP Live* microseismic fracture mapping service. Several world firsts were accomplished on this unique job engineered to maximize reservoir contact. Continental Resources reported 40% higher initial gas production from these wells compared to nearby wells that had been conventionally stimulated. StimMAP Live determines optimum facture stimulation with real-time data acquisition.

Working for BP in the US Gulf of Mexico, Schlumberger deployed a 30,000 psi bottom-hole assembly consisting of directional-drilling, MWD and logging-while-drilling (LWD) technologies to drill the ultra-deep, ultra-high pressure Kaskida ST2 well. Total depth reached 32,455 ft with a maximum circulating annular pressure of 26,419 psi.

An operator working in the deep waters of the US Gulf of Mexico set three consecutive sub-salt drilling records using a number of advanced Drilling & Measurements, Wireline and Well Services technologies. In particular, PowerDrive X5* in combination with TeleScope* high-speed telemetry and VISION* resistivity technologies achieved average penetration rates exceeding 100 ft/hr while use of Well Services FlexSTONE* advanced flexible cement technology minimized slurry pumping times. The time saved translated to savings of more than $40 million versus planned well costs.

In the Delaware basin of West Texas, operators deployed Drilling & Measurements PowerDrive* rotary-steerable and PeriScope* bed boundary mapping technologies to help improve drilling efficiency. In one case, the combination was used to drill a horizontal well in the 3rd Bone Springs formation to reduce drilling time by more than half. The resulting smooth well bore aided positioning of the multistage completion equipment.

In the Groesbeck area of East Texas, Schlumberger PowerDrive rotary-steerable tools were deployed for Devon Energy to significantly reduce drilling time in horizontal wells. PowerDrive in the lateral section improved the ability to get weight-on-bit and increased average rate of penetration by 50% reducing overall drilling time on average by 6 days.

On a SAGD (steam-assisted gravity drainage) operation for MEG Energy Corp. in the Athabasca region of Western Canada, Schlumberger deployed a Wireline FMI* Fullbore Formation MicroImager tool that enabled, in combination with drill cores and high-resolution logging data, accurate identification of lateral permeability barriers and the definition of a detailed litho-facies scheme. This helped the customer build a more detailed reservoir model and decide where to place the injector and producer wells.

During the quarter, Hess Corporation signed an agreement for Schlumberger Information Solutions (SIS) to provide geological, geophysical, reservoir engineering, economics, drilling and production software along with data management services and enhanced application and workflow support. Under the agreement, Hess will deploy Petrel* seismic-to-simulation, GeoFrame* reservoir characterization, ECLIPSE* reservoir simulation, Merak* project economics, OFM* well and reservoir analysis, and Drilling Office* integrated drilling software.

Schlumberger Announces Second-Quarter 2008 Results, page 9

Latin America

Revenue of $1.06 billion increased 15% sequentially and 39% year-on-year. Pretax operating income of $243 million increased 31% sequentially and 36% year-on-year.

Sequential growth was strong across the Area, led by the Mexico/Central America GeoMarket due to the ramp-up of IPM projects, and higher offshore activity following operational delays in previous quarters. In addition, Peru/Colombia/Ecuador saw significant improvement due to higher demand for Wireline and Drilling & Measurements technologies together with increased gain share in IPM activity in Colombia, while the Venezuela/Trinidad & Tobago GeoMarket benefited from strong demand for Well Services and Wireline technologies. In the Brazil GeoMarket, growth was driven by higher exploration activity and increased SIS product sales. The Argentina/Bolivia/Chile GeoMarket improved on strong demand for Well Services and Wireline technologies, however growth was partially offset by delays in Argentina.

Pretax operating margin improved sequentially by a notable 296 bps to 23.0% primarily due to increased demand for high-margin Drilling & Measurements and Wireline technologies offshore Mexico/Central America and a more favorable activity mix in Peru/Colombia/Ecuador and Brazil. In addition, lower IPM project start-up costs on land in Mexico/Central America contributed to the improvement.

Offshore Brazil, Schlumberger successfully plugged and abandoned a high-pressure, high-temperature well using a combination of unique Well Services technologies. Gas migration in this well was controlled using a combination of DensCRETE* high solid content slurry and GASBLOK* gas migration control cement systems.

In Venezuela, PDVSA drilled three wells using Schlumberger real-time geosteering and slimhole PeriScope technologies. This resulted in net-pay sand ratios of 82%, 97%, and 78% respectively for the three wells, confirming the economic validity of advanced technology in cost-sensitive land drilling environments. Early reports indicate production exceeded expectations in the first well tested.

Elsewhere in Venezuela, PDVSA awarded Schlumberger a contract for rigless intervention services in more than 300 wells as part of an initiative to increase production. The objective is to improve productivity and recovery from existing reservoirs through services such as re-perforation, stimulation and mechanical repair. The operator’s goal is to increase production by 200,000 bpd from interventions in more than 1,000 wells.

In Argentina, an operator achieved a more than four-fold increase in gas production in three openhole completed horizontal wells using Schlumberger StageFRAC* multistage fracturing and completions services to place five stages of propped fractures along the horizontal openhole section of each well. The operator required a fast deploying system that enhanced productivity at a controlled total cost to optimize well economics. The objectives of the three-well project were achieved delivering maximized production in an efficient, cost-effective operation, with one of the wells becoming the largest gas producer in the field.

Schlumberger Announces Second-Quarter 2008 Results, page 10

Europe/CIS/Africa

Revenue of $2.07 billion increased 9% sequentially and 28% year-on-year. Pretax operating income of $583 million increased 17% sequentially and 26% year-on-year.

Sequential revenue growth was primarily driven by strong demand for all Technologies across the North Sea GeoMarket—in particular for Drilling & Measurements and high-pressure, high-temperature Wireline services. Strong activity for all Technologies in West & South Africa together with increased demand for exploration-related activities in East Russia also contributed to sequential growth. These increases were partially offset by operational delays in the Nigeria & Gulf of Guinea GeoMarket and the seasonal slowdown of activity in the North Russia GeoMarket.

Pretax operating margin increased sequentially by 181 bps to 28.2% due to a more favorable activity mix in the North Sea, East Russia, and West & South Africa GeoMarkets. Strengthened IPM activity in South Russia also contributed to the increase.

During the quarter, Schlumberger completed the first PeriScope operation for Rosneft Sakhalinmoreneftegas on Sakhalin Island, offshore Russia. More than 600 m of horizontal wellbore were geosteered in the target reservoir, maintaining 100% reservoir contact and accurately mapping the top and bottom reservoir boundaries. The wellbore was landed in the target reservoir without the need for a pilot hole, saving Rosneft two weeks of rig time.

In Angola, a joint Sonangol and Schlumberger Completions team has completed seven wells in the Gimboa field since the launch of the project in August 2007. To date, a total of 4,860 m of Schlumberger screens have been installed with zero non-productive time. The installations included the deployment of 1,660 m of sandface completions assembly in the horizontal section of the first producer well—setting a new industry record as the longest horizontal well completed in Angola.

Offshore Ghana, Schlumberger Testing Services helped Kosmos appraise the Mahogany-2 well located in water depths of 3,400 ft. The favorable results validated the geological and reservoir models and confirmed the Turonian turbidite reservoirs of the Jubilee field to be highly productive.

Surgutneftegaz, the third-largest oil producer in Russia, awarded Schlumberger Wireline and Data & Consulting Services a significant project for the provision of formation evaluation services on the Rogozhnikovskoye field—one of the most geologically challenging fields in western Siberia—to improve understanding of the geology and optimize reservoir engineering strategies. Among the key technologies to be deployed on the project are the SonicScanner* advanced acoustic scanning platform, the FMI imager, and the CMR* Combinable Magnetic Resonance tool.

Elsewhere in Russia, Schlumberger was awarded directional-drilling, MWD and LWD contracts on up to 10 rigs by Vankorneft, a subsidiary of Rosneft. Drilling & Measurements is currently deploying a number of advanced services in support of this work that includes arcVISION* array resistivity compensated, adnVISION* azimuthal density neutron and PowerDrive technologies. A new base north of the Arctic Circle will be used to support these extremely remote operations.

Schlumberger Announces Second-Quarter 2008 Results, page 11

Schlumberger was awarded a directional-drilling services contract for the next phase of the Exxon Neftegas Limited extended-reach drilling program on Sakhalin Island. Schlumberger commitment to execution through quality management systems and standards, unique equipment offerings, technical knowledge and personnel experience in directional-drilling services will enable a successful effort. Work will commence in 2009.

In Norway, StatoilHydro awarded Schlumberger a multi-year contract for integrated drilling services for development work on seven offshore fields as well as for exploration drilling on the Norwegian Continental Shelf and in deep-water areas. The contract covers 18 offshore rigs and has 2 optional 2-year extensions. This award was made on the strength of key technologies that included PowerDrive systems as well as OSC* Operations Support Centers.

Middle East & Asia

Revenue of $1.44 billion increased 9% sequentially and 19% year-on-year. Pretax operating income of $525 million increased 14% sequentially and 23% year-on-year.

Sequentially, growth was led by the Arabian GeoMarket with high demand for Well Services and Testing Services technologies together with increased Completions product sales. The China/Japan/Korea GeoMarket experienced a robust rebound in activity following the winter slowdown of the prior quarter, while Australia/Papua New Guinea grew on increased offshore exploration activity that resulted in strong demand for Wireline and Drilling & Measurements services. Growth was also recorded from exploration-related Wireline services in Thailand/Vietnam; from Wireline and Well Services technologies and SIS products sales in the Gulf GeoMarket; and from high demand for Well Services technologies and Artificial Lift Systems products in Indonesia. These increases were partially offset by activity declines in the India and Qatar GeoMarkets.

Pretax operating margin improved by 148 bps sequentially to 36.3% due to increased demand for high-margin Wireline, Drilling & Measurements and Well Services technologies in the China/Japan/Korea, Brunei/Malaysia/Philippines and Gulf GeoMarkets. The improvement was also driven by a more favorable activity mix for exploration-related services in the Australia/Papua New Guinea and Thailand/Vietnam GeoMarkets. These increases were partially offset by the reduced activity in India and Qatar.

Offshore Qatar, Maersk Oil Qatar AS and Schlumberger established several world records by drilling the world’s longest well in the Al Shaheen field. At a total measured depth of 40,320 ft, the BD-04A well broke the previous record by 2,000 ft with an extended-reach ratio of 10.485. The 8  1/2-in horizontal section was drilled in two runs using PowerDrive X5 and PowerDrive Xceed* rotary-steerable systems. A batteryless LWD triple combo of TeleScope, geoVISION* imaging-while-drilling and adnVISION technologies provided well placement data to maintain the wellbore within the extremely thin reservoir 95% of the time.

In China, following the success of the first StageFRAC job completed in early 2008 for PetroChina South West Oil & Gas Company, an additional three StageFRAC jobs were completed in the quarter for the same operator. Results have been encouraging with production increasing by an average of 10 to 20 fold. StageFRAC technology has been recognized as a major technical breakthrough for PetroChina horizontal well development and is planned to be introduced in other fields.

Schlumberger Announces Second-Quarter 2008 Results, page 12

In Japan, StimMAP Live was deployed in a 20-degree deviated tubing well for JAPEX. This was the first real-time StimMAP survey performed in a well of this deviation. Due to slimhole limitations, only data from three receivers could be transmitted continuously and the amount of recorded data was limited, leaving little space for errors in the processing. Despite these limitations, real-time processing was successfully performed.

Saudi Aramco awarded Schlumberger a five-year integrated services contract for the Manifa Onshore Project. The contract involves Drilling & Measurements, Wireline and Well Services technologies for both rig and rigless activities. Manifa is one of the most complicated and technically challenging projects in Saudi Arabia to date, with the majority of the extended-reach wells being drilled from the mainland and a custom-built causeway. The Schlumberger Drilling & Measurements technology portfolio, track record of performance and capability to provide integrated services for these complex well profiles were key factors for this award.

The Jordanian Natural Resources Authority awarded Schlumberger a contract to implement a web-enabled National Data Center using leading SIS Information Management technology. The Center will centralize and manage secure natural resource data to share knowledge and promote investment via efficient web-based access and data packaging.

Schlumberger Announces Second-Quarter 2008 Results, page 13

WesternGeco

Second-quarter revenue of $671 million decreased 1% over the prior quarter but was 1% higher than the same period last year. Pretax operating income of $196 million was flat sequentially and 9% lower year-on-year.

Sequentially, Multiclient revenue increased on additional pre-commitments for wide-azimuth surveys in North America as well as pre-commitments on new projects in Norway and Australia, although these increases were partially offset by lower late sales of narrow-azimuth data in North America. Land revenue increased due to improved utilization and productivity in North Africa partially offset by reduced activity in Latin America. Data Processing revenue also recorded a sequential increase—primarily in Europe and India. However, these increases were more than offset by decreased Marine revenue resulting from seasonal vessel transits and vessel transfers to multiclient surveys.

Pretax operating margin was essentially flat sequentially at 29.2% as increased contributions from higher Land and Data Processing activity were partially offset by the impact of the Multiclient sales mix in North America.

During the quarter, Schlumberger acquired Integrated Exploration Systems (IES), the Aachen, Germany-based technology leader in petroleum systems modeling. IES PetroMod® proprietary software models basin evolution through geological time to predict the generation, migration and entrapment of hydrocarbons. IES technology will be combined with other Schlumberger services to create the new Integrated Services for Exploration software suite designed to mitigate exploration risk.

In addition, Schlumberger acquired Staag Imaging, L.P., a Houston-based provider of leading-edge depth imaging technologies for seismic data processing. Staag will become part of the Schlumberger WesternGeco business segment. The company is one of the first providers of a commercial full waveform inversion technique that uses the two-way wave equation method to build highly accurate velocity models of the subsurface, including complex geology formations such as salt bodies. The accurate models it produces can then be used to exploit the power of WesternGeco complementary high-resolution reverse time migration capability.

The improved prospect imaging of the Q-Land* Chaves II multiclient survey in New Mexico led to the survey being expanded from 74 to 120 square miles as a result of additional client prefunding.

WesternGeco commenced phase IV of the E-Octopus wide-azimuth multiclient survey in the ultra-deepwaters of the US Gulf of Mexico. The survey is designed to assist operators in imaging and identifying subsalt prospects, and is due to complete acquisition in early Q3 2008.

WesternGeco Electromagnetics continued acquisition of marine magnetotelluric (MMT) data over wide-azimuth multiclient seismic data sets in the US Gulf of Mexico. Approximately 7,000 km of information has been acquired, making this the largest MMT data set recorded to date. The data are now being introduced into integrated imaging product offerings. Additionally, WesternGeco Electromagnetics launched the Toisa Vigilant, a second controlled-source electromagnetics (CSEM) acquisition vessel which will commence work in the North Sea in Q3 2008.

Schlumberger Announces Second-Quarter 2008 Results, page 14

Eni Indonesia awarded WesternGeco the first commercial full-azimuth towed streamer survey using the proprietary WesternGeco Coil Shooting* technique. The project, which has received full technical support and endorsement from the Indonesian authorities, will cover the Tulip Reservoir in the Bukat PSC, Indonesia using a single Q-Marine* vessel without additional source vessels to more than double operational efficiency.

Kuwait Oil Company awarded WesternGeco an integrated Q-Land acquisition and processing project for various fields within Kuwait. The project, which covers 2,600 sq km commenced in June and is expected to last for a two-year period. The award represents the largest Q-Land contract to date.

Kosmos Energy awarded WesternGeco a second Q-Marine project covering an area of 505 sq km over the West Cape Three Points area offshore Ghana.

Schlumberger Announces Second-Quarter 2008 Results, page 15

About Schlumberger

Schlumberger is the world’s leading oilfield services company, supplying technology, information solutions and integrated project management that optimize reservoir performance for customers working in the oil and gas industry. The company employs more than 84,000 people of over 140 nationalities working in approximately 80 countries. Schlumberger supplies a wide range of products and services from seismic acquisition and processing; formation evaluation; well testing and directional drilling to well cementing and stimulation; artificial lift and well completions; and consulting, software, and information management. In 2007, Schlumberger revenue was $23.28 billion. For more information, visit www.SLB.com.

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*Mark of Schlumberger

®Mark of Integrated Exploration Systems

Notes

Schlumberger will hold a conference call to discuss the above announcement on Friday, July 18, 2008, at 9:00am Eastern, 8:00am Central (2:00pm London time/3:00pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1092 within North America, or +1-612-332-0107 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available through August 18, 2008 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 926906.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, contact

Malcolm Theobald – Vice President of Investor Relations, or

Robert Bergeron – Manager of Investor Relations

+1-713-375-3535

investor-relations@slb.com